Exhibit 99.1

For:	Immediate Release	Contact:	Andrea Short
	October 23, 2014		574-235-2000

Third Quarter Earnings Steady for 1st Source Corporation,
Dividend Declared

South Bend, IN - 1st Source Corporation (NASDAQ:SRCE), parent company of 1st Source Bank, today announced third quarter net income of $14.95 million, up slightly compared to $14.90 million in the third quarter of 2013. The third quarter 2013 included $2.07 million of interest recoveries and expense reimbursements compared to $0.39 million in interest recoveries in 2014. However, for the first three quarters of the year, net income was $43.07 million versus $41.24 million a year earlier, a 4.44% increase. Diluted net income per common share for the third quarter of 2014 was $0.62 versus $0.60, up 3.33% over the same period in 2013. Diluted net income per common share for the first three quarters was $1.77 in 2014 compared to $1.67, up 5.99% over the previous year.
At its October meeting, the Board of Directors approved a cash dividend of $0.18 per common share. The dividend is payable to shareholders of record on November 5, 2014 and will be paid on November 14, 2014.
According to Christopher J. Murphy, III, Chairman, "1st Source Corporation had a productive third quarter. We completed extensive renovations of 6 banking centers in Fort Wayne, which introduced our new design of side by side banking. This defines everything 1st Source does with our clients - working in partnership with them; sharing information; providing straight talk and sound advice; and helping them achieve security, build wealth and realize their dreams. We will also be opening two new banking centers there before year end. A simultaneous grand reopening was held in early October at all 6 banking centers to celebrate our increased commitment to the Fort Wayne market."
"Our net income for the quarter remained steady over a year ago despite reduced interest recoveries and expense reimbursements that benefited 2013's third quarter. Average loans and leases were up 6.22% in the third quarter from the same period last year, while credit quality remains strong with our nonperforming assets only 0.94% of net loans and leases. Additionally, average deposits were up over the third quarter a year ago, and we continue to add new clients to the Bank overall. Expenses remain in check and under 2013 levels as we're keeping a sharp eye on costs. To deliver for our shareholders, we continue our strategic focus on excellent credit quality, maintaining cost control, and outstanding client service," Murphy concluded.
    Total assets at the end of the third quarter of 2014 were $4.82 billion, up 3.67% from a year ago. Total loans and leases were $3.65 billion, up 5.37% from September 30, 2013. Total deposits were $3.84 billion, up 4.25% from the comparable figures at September 30, 2013. As of September 30, 2014, the common equity-to-assets ratio was 12.51%, compared to 12.44% a year ago and the tangible common equity-to-tangible assets ratio was 10.93% compared to 10.77% a year earlier.
The net interest margin was 3.58% for the third quarter of 2014 versus 3.79% for the same period in 2013. The net interest margin was 3.59% for the nine months ended September 30, 2014, versus 3.69% for the same period in

2013. Tax-equivalent net interest income was $41.17 million for the third quarter of 2014, compared to the $41.60 million from 2013's third quarter. For the first nine months of 2014, tax-equivalent net interest income was $120.88 million, compared to $119.15 million for the first nine months of 2013.
The reserve for loan and lease losses as of September 30, 2014 was 2.39% of total loans and leases compared to 2.44% at September 30, 2013. Net charge-offs of $2.58 million were recorded for the third quarter of 2014 (primarily due to one relationship) compared with net charge-offs of $0.76 million in the same quarter a year ago. Year-to-date, net charge-offs of $0.66 million have been recorded in 2014, compared to net charge-offs of $0.44 million through September 30, 2013. The ratio of nonperforming assets to net loans and leases was 0.94% as of September 30, 2014, compared to 1.14% on September 30, 2013.
Noninterest income for the third quarter of 2014 was $19.39 million, down 3.80% from the same period in 2013. The decrease for the quarter was mainly attributed to lower trust fees and losses on partnership investments. For the first nine months of 2014, noninterest income was $58.01 million, down 2.05% compared to 2013 primarily as a result of lower mortgage banking income and losses on partnership investments.
Noninterest expense was $37.65 million for the third quarter of 2014, down 2.02% from the third quarter of 2013. The decrease for the quarter was mainly attributed to lower loan and lease collection and repossession expenses. For the first nine months of 2014, noninterest expense was $108.05 million, down 2.42% compared with $110.72 million for the same period in 2013. Noninterest expense decreased primarily as a result of lower loan and lease collection and repossession expenses and reduced professional fees.
1st Source common stock is traded on the NASDAQ Global Select Market under “SRCE” and appears in the National Market System tables in many daily newspapers under the code name “1st Src.” Since 1863, 1st Source has been committed to the success of the communities it serves. For more information, visit www.1stsource.com.
1st Source serves the northern half of Indiana and southwest Michigan and is the largest locally controlled financial institution headquartered in the area. While delivering a comprehensive range of consumer and commercial banking services through its community bank offices, 1st Source has distinguished itself with highly personalized services. 1st Source Bank also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment. The Corporation includes 78 community banking centers in 17 counties, 9 trust and wealth management locations, 8 1st Source Insurance offices, as well as 21 specialty finance locations nationwide.
In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures. 1st Source Corporation believes that providing non-GAAP financial measures provides investors with information useful to understanding our financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common shareholders’ equity” excluding intangible assets.
Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “contemplate,” “seek,” “plan,” “possible,” “assume,” “expect,” “intend,” “targeted,” “continue,” “remain,” “estimate,” “anticipate,” “project,” “will,” “should,” “indicate,” “would,” “may” and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.
1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.
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(charts attached)

1st SOURCE CORPORATION
3rd QUARTER 2014 FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
END OF PERIOD BALANCES
Assets			$4,820,793	$4,649,961
Loans and leases			3,654,421	3,468,118
Deposits			3,835,972	3,679,416
Reserve for loan and lease losses			87,400	84,507
Intangible assets			85,583	86,629
Common shareholders' equity			603,033	578,229

AVERAGE BALANCES
Assets	$4,856,167	$4,625,957	$4,795,794	$4,594,032
Earning assets	4,562,720	4,351,583	4,505,944	4,313,742
Investments	808,591	825,476	825,230	842,017
Loans and leases	3,700,708	3,483,942	3,635,938	3,415,752
Deposits	3,830,243	3,697,869	3,755,334	3,693,839
Interest bearing liabilities	3,427,965	3,295,163	3,407,210	3,288,267
Common shareholders' equity	601,444	574,589	598,499	571,692

INCOME STATEMENT DATA
Net interest income	$40,710	$41,158	$119,490	$117,783
Net interest income - FTE	41,174	41,604	120,883	119,148
Provision for (recovery of) loan and lease losses	1,206	(419)	4,553	1,631
Noninterest income	19,392	20,158	58,011	59,227
Noninterest expense	37,653	38,430	108,049	110,724
Net income	14,947	14,896	43,073	41,242

PER SHARE DATA
Basic net income per common share	$0.62	$0.60	$1.77	$1.67
Diluted net income per common share	0.62	0.60	1.77	1.67
Common cash dividends declared	0.18	0.17	0.53	0.51
Book value per common share	25.27	23.77	25.27	23.77
Tangible book value per common share	21.68	20.21	21.68	20.21
Market value - High	31.92	28.82	33.21	28.82
Market value - Low	27.80	23.87	27.56	21.88
Basic weighted average common shares outstanding	23,875,331	24,366,220	24,088,636	24,352,073
Diluted weighted average common shares outstanding	23,875,331	24,367,109	24,088,636	24,352,854

KEY RATIOS
Return on average assets	1.22%	1.28%	1.20%	1.20%
Return on average common shareholders' equity	9.86	10.29	9.62	9.65
Average common shareholders' equity to average assets	12.39	12.42	12.48	12.44
End of period tangible common equity to tangible assets	10.93	10.77	10.93	10.77
Risk-based capital - Tier 1	14.49	14.57	14.49	14.57
Risk-based capital - Total	15.80	15.89	15.80	15.89
Net interest margin	3.58	3.79	3.59	3.69
Efficiency: expense to revenue	60.72	61.55	58.26	61.21
Net charge offs to average loans and leases	0.28	0.09	0.02	0.02
Loan and lease loss reserve to loans and leases	2.39	2.44	2.39	2.44
Nonperforming assets to loans and leases	0.94	1.14	0.94	1.14

ASSET QUALITY
Loans and leases past due 90 days or more			$750	$245
Nonaccrual loans and leases			26,524	31,325
Other real estate			1,433	5,002
Former bank premises held for sale			801	951
Repossessions			5,421	2,811
Equipment owned under operating leases			15	—
Total nonperforming assets			$34,944	$40,334

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited - Dollars in thousands)
	September 30, 2014	September 30, 2013
ASSETS
Cash and due from banks	$54,542	$90,090
Federal funds sold and interest bearing deposits with other banks	27,169	1,676
Investment securities available-for-sale (amortized cost of $799,862 and $819,918 at September 30, 2014 and 2013, respectively)	813,704	834,348
Other investments	23,017	22,409
Trading account securities	196	177
Mortgages held for sale	13,070	7,157

Loans and leases, net of unearned discount:
Commercial and agricultural loans	696,209	652,180
Auto and light truck	422,742	417,351
Medium and heavy duty truck	249,014	228,028
Aircraft financing	700,794	704,072
Construction equipment financing	375,069	315,346
Commercial real estate	615,420	574,279
Residential real estate	451,508	455,327
Consumer loans	143,665	121,535
Total loans and leases	3,654,421	3,468,118
Reserve for loan and lease losses	(87,400)	(84,507)
Net loans and leases	3,567,021	3,383,611

Equipment owned under operating leases, net	66,013	61,160
Net premises and equipment	47,350	45,466
Goodwill and intangible assets	85,583	86,629
Accrued income and other assets	123,128	117,238

Total assets	$4,820,793	$4,649,961

LIABILITIES
Deposits:
Noninterest bearing	$818,679	$725,263
Interest bearing	3,017,293	2,954,153
Total deposits	3,835,972	3,679,416

Short-term borrowings:
Federal funds purchased and securities sold under agreements to repurchase	106,769	147,991
Other short-term borrowings	109,953	73,451
Total short-term borrowings	216,722	221,442
Long-term debt and mandatorily redeemable securities	56,171	58,440
Subordinated notes	58,764	58,764
Accrued expenses and other liabilities	50,131	53,670
Total liabilities	4,217,760	4,071,732

SHAREHOLDERS' EQUITY
Preferred stock; no par value	—	—
Common stock; no par value	346,535	346,535
Retained earnings	291,569	252,043
Cost of common stock in treasury	(43,716)	(29,362)
Accumulated other comprehensive income	8,645	9,013
Total shareholders' equity	603,033	578,229

Total liabilities and shareholders' equity	$4,820,793	$4,649,961

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - Dollars in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Interest income:
Loans and leases	$41,118	$42,392	$120,434	$121,674
Investment securities, taxable	2,962	3,581	9,708	10,774
Investment securities, tax-exempt	831	764	2,466	2,295
Other	241	229	750	712
Total interest income	45,152	46,966	133,358	135,455

Interest expense:
Deposits	2,765	4,089	8,730	13,043
Short-term borrowings	134	72	440	149
Subordinated notes	1,055	1,055	3,165	3,165
Long-term debt and mandatorily redeemable securities	488	592	1,533	1,315
Total interest expense	4,442	5,808	13,868	17,672

Net interest income	40,710	41,158	119,490	117,783
Provision for (recovery of) loan and lease losses	1,206	(419)	4,553	1,631
Net interest income after provision for loan and lease losses	39,504	41,577	114,937	116,152

Noninterest income:
Trust fees	4,499	5,260	13,930	13,800
Service charges on deposit accounts	2,225	2,364	6,498	6,928
Debit card income	2,382	2,343	7,077	6,752
Mortgage banking income	1,446	1,103	3,961	4,667
Insurance commissions	1,317	1,292	4,168	4,131
Equipment rental income	4,361	4,000	12,541	12,098
Gains (losses) on investment securities available-for-sale	—	(28)	963	(28)
Other income	3,162	3,824	8,873	10,879
Total noninterest income	19,392	20,158	58,011	59,227

Noninterest expense:
Salaries and employee benefits	20,790	20,441	59,099	59,553
Net occupancy expense	2,252	2,126	6,924	6,480
Furniture and equipment expense	4,415	4,477	13,065	12,285
Depreciation - leased equipment	3,571	3,246	10,110	9,745
Professional fees	1,158	1,178	3,348	3,843
Supplies and communication	1,424	1,330	4,153	4,365
FDIC and other insurance	856	874	2,570	2,679
Business development and marketing expense	1,218	1,306	3,801	3,011
Loan and lease collection and repossession expense	652	1,530	140	3,382
Other expense	1,317	1,922	4,839	5,381
Total noninterest expense	37,653	38,430	108,049	110,724

Income before income taxes	21,243	23,305	64,899	64,655
Income tax expense	6,296	8,409	21,826	23,413

Net income	$14,947	$14,896	$43,073	$41,242

The NASDAQ Stock Market National Market Symbol: "SRCE" (CUSIP #336901 10 3)
Please contact us at shareholder@1stsource.com